FieldPoint Petroleum Corporation Announces Drilling In Eddy County, New Mexico

AUSTIN, TX – (BUSINESS WIRE) – June 19, 2007 - FieldPoint Petroleum Corporation(AMEX:-FPP) today announced that the Company and its partners have begun drilling the Cronos Fee #1, a gas test well, in Eddy County, New Mexico.  This is in keeping with our previously announced plans to drill at least one well offsetting the Mercury Fee #1 and the Hermes Fee #1.  The Company is targeting the Morrow formation and anticipates drilling to a total depth of approximately 12,750 feet.  Should the Cronos Fee #1 find certain expected targeted zones, we anticipate additional wells could be drilled.   As of today, a drilling depth of approximately 3,050 feet has been reached.  FieldPoint will have an 11.6% working interest in the well.

The Patterson-UTI Energy (NASDAQ:PTEN) rig # 511 is on site.  The 1200 horsepower rig is rated for 15,000 feet.  FieldPoint anticipates the drilling and completion phase for this well to be completed during our third fiscal quarter.  The Company believes the Morrow formation has the potential to be a prolific gas producing zone in this area.

FieldPoints President and CEO, Ray Reaves stated, “We are excited to have the rig on location and drilling started as planned.  If successful, this project could make a valuable contribution to our growth plans by adding revenue, earnings and reserves.  We remain committed to focus on building our production base through these and other programs, including acquisition, with the goal of continuing to build shareholder value.”

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com